                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (millions of dollars)



                                                        Nine Months Ended
                                                        September 30, 1998
                                                        ------------------
Pretax earnings                                              $  418.7

Portion of rents representative
  of the interest factor                                         14.3

Interest on indebtedness                                        197.1

Amortization of debt expense
  and premium                                                      .4

WFC preferred stock dividend                                      4.5
                                                             --------
      Adjusted income                                        $  635.0
                                                             ========


Fixed charges

Portion of rents representative
  of the interest factor                                     $   14.3

Interest on indebtedness                                        197.1

Amortization of debt expense
  and premium                                                     0.4

WFC preferred stock dividend                                      4.5
                                                             --------
                                                             $  216.3
                                                             ========

Ratio of earnings to
  fixed charges                                                  2.94
                                                             ========

Ratios of earnings to
  fixed charges at
  September 30, 1997                                            (0.74)
                                                             ========

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